EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MoneyLion Inc. of our report dated March 17, 2022, relating to the consolidated financial statements of MoneyLion Inc., appearing in the Annual Report on Form 10-K of MoneyLion Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Austin, Texas

July 13, 2022